EXHIBIT 21.1

PARENT	SUBSIDIARIES	JURISDICTION OF ORGANIZATION
Max Re Capital Ltd. (the Registrant)	Max Re Ltd.	Bermuda
	Max Re Managers Ltd.	Bermuda

	Max USA Holdings Ltd.	Delaware, USA

Max Re Ltd.	Max Re Diversified Strategies Ltd.	Bermuda

	Max Europe Holdings Limited	Ireland

Max Europe Holdings Limited	Max Re Europe Limited	Ireland

	Max Insurance Europe Limited	Ireland